CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-192858 on Form N-1A of our report dated September 27, 2021, relating to the financial statements and financial highlights of CCT Thematic Equity Fund, appearing in the Annual Report on Form N-CSR of CCT Thematic Equity Fund as of and for the period from September 30, 2020 (commencement of operations) through July 31, 2021, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, both of which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

November 24, 2021